:----------:                                       :---------------------------:
:  FORM 4  :                                       :     OMB APPROVAL          :
:----------:                                       :---------------------------:
                                                   :OMB NUMBER       3235-0287 :
                                                   :EXPIRES: SEPTEMBER 30, 1998:
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

    Coulter, III               Joseph                         R.
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   (Last)                     (First)                       (Middle)

                        c/o Coulter Pharmaceutical, Inc.
                        550 California Avenue, Suite 200
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                                    (Street)

   Palo Alto                   CA                            94306
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Coulter Pharmaceutical, Inc. ("CLTR")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October/1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) Issuer (Check all applicable)

   __X__ Director                       __X__ 10% Owner
   _____ Officer (give title below)     _____ Other (Specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   __X__ Form filed by One Reporting Person
   _____ Form filed by More than One Reporting Person
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


TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or  Price       Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)     Code      V               (D)                 3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------

Common Stock           10/31/97      J(1)           1,666,666  D                   0                   I               (1)
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Common Stock           10/31/97      J(2)             951,334  A                   955,176             I               (2)
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Common Stock           10/31/97      J(3)             326,166  A                   326,166             I               (3)
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Common Stock                                                                         3,842             D
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Common Stock                                                                         3,842             I               (4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

(1) These 1,666,666 shares disposed of were held by Coulter Corporation, of which Mr. Coulter was a director, officer and beneficial stockholder. In connection with the acquisition of the stock of Coulter Corporation by Beckman Instruments, Inc. and immediately prior to the consummation of such acquisition, Coulter Corporation paid a dividend to its former stockholders comprised of the 1,666,666 shares of common stock to which this Form 4 relates.

(2) These securities are held by the Coulter Family Limited Partnership. Mr. Coulter is co-trustee of the Joseph R. Coulter, Jr. Trust, which is a co-general partner of the Coulter Family Limited Partnership. The Coulter Family Limited Partnership acquired these securities as a dividend paid upon the shares of Coulter Corporation's stock in connection with the sale of the stock of Coulter Corporation to Beckman Instruments, Inc.

(3) These securities are held by the Joseph R. Coulter, Jr. Trust. Mr. Coulter is co-trustee of the Joseph R. Coulter, Jr. Trust, which acquired these securities as a dividend paid upon the shares of Coulter Corporation's stock in connection with the sale of the stock of Coulter Corporation to Beckman Instruments, Inc.


(4) These shares are held by Susan Sekman Coulter, the reporting person's wife.

(5)  The option vests in four annual installments beginning on July 30, 1998.


                                                                 SEC 1474 (7/96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     Option (right to buy)
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2.   Conversion or Exercise Price of Derivative Security

     $8.625
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3.   Transaction Date (Month/Day/Year)

     7/30/97
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4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------
            A
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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------
        10,000
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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------
             (5)                            7/30/07
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------
        Common Stock                         10,000
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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)

                                        D
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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:


                             /s/ Joseph R. Coulter, III             12/12/97
                      ---------------------------------------    ---------------
                       **Signature of Reporting Person                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (7/96)
Potential persons who are to respond to
the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.